CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use of our report dated December 3, 1998 on the financial statements of Provident Investment Counsel Growth Fund A (formerly Provident Investment Counsel Pinnacle Growth Fund), Provident Investment Counsel Small Company Growth Fund A (formerly Provident Investment Counsel Pinnacle Small Company Growth Fund), Provident Investment Counsel Mid Cap Fund A (formerly Provident Investment Counsel Pinnacle Mid Cap Fund) and Provident Investment Counsel Balanced Fund A (formerly Provident Investment Counsel Pinnacle Balanced Fund), series of PIC Investment Trust; which is included in Post-Effective Amendment No. 37 to the Registration Statement as filed with the Securities and Exchange Commission.


/s/ McGladey & Pullen LLP


New York, New York
February 28, 2000